                                                                    Exhibit 99.1

                              FOR IMMEDIATE RELEASE

                          SL INDUSTRIES, INC. COMPLETES
                         ACQUISITION OF MTE CORPORATION

            MT. LAUREL, NEW JERSEY,  NOVEMBER 1, 2006 . . . SL INDUSTRIES,  INC.
(AMEX &  PHLX:SLI)  today  announced  that  it has  successfully  completed  the acquisition of MTE Corporation,  an electromagnetic  products manufacturer,  for total cash consideration of approximately  $15.5 million. SL Industries said the purchase price would be financed under its Revolving  Credit Agreement with Bank of America, N.A. James C. Taylor, SL Industries' Chief Executive Officer, stated
"We are very excited about this  acquisition  and believe it will  significantly broaden  the product  portfolio  of the SL Power  Electronics  Group in the high power market."

ABOUT SL INDUSTRIES
SL Industries, Inc. designs,  manufactures and markets power electronics,  power motion,  power  protection,  teleprotection  and  communications  equipment  and systems  that is used in a variety of  medical,  aerospace,  computer,  datacom,
industrial,   telecom,  transportation  and  electric  power  utility  equipment applications.  For more information about SL Industries,  Inc. and its products, please visit SL Industries' web site at WWW.SLINDUSTRIES.COM.

ABOUT MTE CORPORATION
MTE Corporation designs and manufactures power quality electromagnetic  products used to protect equipment from power surges, bring harmonics into compliance and improve the  efficiency  of variable  speed motor  drives.  MTE's  product lines include:  three-phase  AC  reactors,  DC link  chokes and a series of  harmonic,
RFI/EMI and motor  protection  filters.  These  products are  typically  used in industrial plants and commercial  buildings where non-linear loads and attendant harmonics produced by these loads are present.

CONTACT:
David R. Nuzzo, Chief Financial Officer
E-mail:  DAVID.NUZZO@SLINDUSTRIES.COM
Phone:  856-727-1500, ext. 5515
Facsimile:  856-727-1683